EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin Guerin Public Relations, Inc. (215) 914-2040 or (215) 262-0740 (wireless)

or

Brighid de Garary UbiquiTel Inc. (610) 832-3311

UBIQUITEL CLOSES FINANCING

CONSHOHOCKEN, Pa. - October 15, 2004 - UbiquiTel Inc. (Nasdaq: UPCS) announced today that its wholly owned subsidiary, UbiquiTel Operating Company (“UbiquiTel”), has closed the financing of the $150 million aggregate principal amount of 9 7/8% senior notes due 2011.

As previously announced on September 30, 2004, UbiquiTel priced an offering of $150 million aggregate principal amount of 9 7/8% senior notes due 2011 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.  The notes will be of the same class as UbiquiTel’s outstanding $270 million aggregate principal amount of 9 7/8% notes and were issued at a price of 103.5% generating cash proceeds, net of transaction fees, of $151.9 million.

UbiquiTel has used approximately $136.7 million of these cash proceeds in connection with its previously announced cash tender offer and consent solicitation (the “Offer”) for any and all of its outstanding 14% Senior Subordinated Discount Notes due 2010 (the “Subordinated Notes”) and any and all of its outstanding 14% Senior Discount Notes due 2010 (the “Senior Notes,” and together with the Subordinated Notes, the “Notes”) to pay the total consideration for the approximately $97.94 million aggregate principal amount of Subordinated Notes and approximately $31.42 million aggregate principal amount of Senior Notes that were validly tendered and accepted as of October 12, 2004.  Consequently, the proposed amendments to the indentures governing the Notes became effective on October 14, 2004.

As previously announced on October 13, 2004, UbiquiTel priced the total consideration of $1,056.90 for each $1,000 principal amount of Notes tendered and accepted, which included the consent payment of $30.00 per $1,000 principal amount of Notes. The Offer is scheduled to expire at 12:00 midnight , New York City time, on October 26, 2004 (the “Expiration Time”). Any of the remaining outstanding Notes of each series that are validly tendered on or prior to the Expiration Time will receive the tender offer consideration of $1,026.90 for each $1,000 principal amount of Notes, which is equal to the total consideration minus the consent payment of $30.00 per $1,000 principal amount of Notes.

As a result of the Offer, UbiquiTel expects to save approximately $4 million annually in cash interest expense beginning in 2006.   If the remaining outstanding Notes are not tendered prior to the Expiration Time, UbiquiTel expects to use a portion of the cash proceeds from the offering necessary to repurchase and retire, to defease or to redeem all of these Notes.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes.  The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated September 28, 2004.

About UbiquiTel

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors:  UbiquiTel’s dependence on its affiliation with Sprint; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless communications industry; the potential to experience a high rate of customer turnover; customer quality; potential declines in roaming revenue; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; the potential impact of wireless local number portability; anticipated future net losses; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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